Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2008

SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

Conference Call Scheduled For June 20, 2008 at 1:00 pm ET / 10:00 am PT

Q2 FY 2008 Highlights Compared to Q2 FY 2007

•	Revenues rose 162% to $87.3 million from $33.3 million

•	Operating income rose to $6.4 million from an operating loss of $1.8 million

•	Net income, prior to $2.0 million non-cash dividend to preferred stockholders, was $728,000, compared to a net loss of $1.1 million

•

After $2.0 million non-cash dividend to preferred stockholders, net loss attributable to common stockholders was $1.3 million, or $0.11 per share, compared to a net loss attributable to common stockholders of $1.1 million, or $0.14 per share

Los Angeles, CA – June 16, 2008 – Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 228,000 HMO enrollees and operates four community hospitals in southern California, today announced financial results for its fiscal 2008 second quarter ended March 31, 2008.  These results include the operations of the two acquired entities since their respective dates of acquisition; specifically the ProMed Entities (“ProMed”), which Prospect acquired on June 1, 2007, and Alta Hospitals System, LLC (f/k/a Alta Healthcare System, Inc.) (“Alta”), which Prospect acquired on August 8, 2007.

SECOND QUARTER CONSOLIDATED RESULTS OVERVIEW

Consolidated revenues for the second quarter of fiscal 2008 rose 162% to $87.3 million from $33.3 million in the same period last year.  Higher revenues primarily reflected a $32.4 million contribution from Alta and a $23.2 million contribution from ProMed.

Operating income for the second quarter of fiscal 2008 rose to $6.4 million from an operating loss of $1.8 million in the second quarter of fiscal 2007, due primarily to inclusion of the operations of Alta and ProMed.  Included in operating expenses for the 2008 quarterly period is approximately $1.5 million related to the Alta restatement, special investigation and lender forbearance activities.

Interest expense and amortization of deferred financing costs rose to $5.4 million in the fiscal 2008 second quarter from $234,000 in the second quarter of fiscal 2007, due to debt associated with the acquisitions of ProMed and Alta. Included in interest expense for the 2008 quarterly period is approximately $0.8 million in forbearance fees paid to lenders.

Net income for the fiscal 2008 second quarter, prior to the $2.0 million non-cash dividend to preferred stockholders, was $728,000 compared to a net loss of $1.1 million in the same period last year.  Following the $2.0 million non-cash dividend to preferred stockholders, as compared to no such dividend in the same period last year, the net loss attributable to common stockholders for the fiscal 2008 second quarter was $1.3 million, or $0.11 per share, compared to a net loss attributable to common stockholders of $1.1 million, or $0.14 per share, in the second quarter of fiscal 2007.

Prospect Medical Holdings, Inc.

June 16, 2008

SEGMENT RESULTS

IPA Management

	Three Months Ended March 31,		Six Months Ended March 31,
($ in 000s) (unaudited)	2008	2007	2008	2007

Total managed care revenues	$54,947	$33,327	$109,921	$68,155
Total managed care cost of revenues	42,830	26,170	87,220	52,206
Gross margin	12,117	7,157	22,701	15,949

General and administrative	13,026	9,082	24,714	17,158
Depreciation and amortization	1,212	391	2,414	783
Total non-medical expenses	14,238	9,473	27,128	17,941

Income from unconsolidated joint venture	694	500	1,169	763

Operating loss	$(1,427)	$(1,816)	$(3,258)	$(1,229)

Higher revenues for the second quarter of fiscal 2008 were due primarily to a $23.2 million revenue contribution from ProMed as compared to no such contribution in the second quarter of fiscal 2007, offset by a $1.5 million decrease in capitation revenues from Prospect’s legacy IPA business.

Higher managed care cost of revenue for the fiscal 2008 second quarter was primarily the result of the ProMed acquisition, as well as higher physician salaries, offset by lower enrollment in Prospect’s legacy IPA business.  Higher general and administrative (“G&A”) expenses for the fiscal 2008 second quarter was primarily due to the inclusion of ProMed in the current period, which added approximately $2.1 million, as well as increases in staffing, and higher costs related to audit, legal and Sarbanes-Oxley Act compliance associated with the larger enterprise in 2008. All costs of Prospect, the Holding Company, are included in the IPA Management Segment.

Depreciation and amortization increased primarily as a result of increased amortization of intangible assets related to the acquisition of ProMed.

Income from unconsolidated joint venture increased as a result of higher profitability from participation in the CalOptima OneCare program for Medicare/MediCal eligible beneficiaries.

Hospital Services

Prospect’s Hospital Services segment consists of Alta’s four community based hospitals in southern California.   Prospect acquired Alta in August 2007. Prospect did not have a Hospital Services segment during the second quarter of fiscal 2007.

($ in 000s) (unaudited)	Three Months Ended March 31, 2008	Six Months Ended March 31, 2008

Net patient revenues	$32,396	$59,682
Operating expenses:
Hospital operating expenses	20,967	38,968
General and administrative	2,911	5,535
Depreciation and amortization	707	1,432
Total operating expenses	24,585	45,935

Operating income	$7,811	$13,747

Sam Lee, Chairman and Chief Executive Officer of Prospect, commented, “The filing of Prospect’s 10-Q for fiscal 2008 second quarter marks the end of a challenging period and signals the beginning of what we believe will be an important new era of growth.  We are very pleased with our return to profitability prior to the non-cash preferred stock dividend, positive operating cash flow, and cash and equivalents of $23.7 million at March 31, 2008.  With the acquisitions of ProMed and Alta, Prospect is now a company of significantly greater size, scale and, we believe, potential than at any time in its history.  We are making, and expect to continue to make, notable progress in our legacy (excluding ProMed) IPA operations, rationalizing expenses and further strengthening our management team with the addition of seasoned, functional executives. In addition, we believe that the various one-time and unusual costs and expenses we have incurred during the first three quarters of fiscal 2008 will decline substantially in the fiscal 2008 fourth quarter, ending September 30, 2008.”

RESUMPTION OF TRADING

As previously announced, Prospect has submitted to the AMEX the Company’s plan for regaining compliance with the AMEX’s continued listing requirements no later than July 28, 2008.  With the filing of its Form 10-K for the 2007 fiscal year, Form 10-Q for the fiscal 2008 first quarter, and Form 10-Q for the fiscal 2008 second quarter, Prospect believes that the Company is now in compliance with all applicable SEC filing requirements and corresponding AMEX continued listing requirements. The Company believes it qualifies for trading in its stock to be resumed, subject, however, to AMEX review of the Company’s recent SEC filings and any further issues that the AMEX may raise.

CONFERENCE CALL

Management will host a conference call on Friday, June 20, 2008 at 1:00 pm ET / 10:00 am PT to discuss this news release and other recent corporate developments. Interested parties may participate in the call by dialing (866) 267-2584 (Domestic) or (706) 634-4739 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Prospect Medical conference call. In addition, the conference call will be broadcast live over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventid=56176&CompanyID=PROSPECT&e=1&mediaKey=FD1088B6F9BDB79FFAEA6E426404E661.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 30 days.

ABOUT THE COMPANY

Prospect Medical Holdings operates four community-based hospitals in the greater Los Angeles area and manages the medical care of individuals enrolled in HMO plans in Southern California, through a network of approximately 14,000 specialist and primary care physicians.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on June 2, 2008 and its Form 10-Q filed on June 16, 2008, as well as risks and uncertainties arising from Prospect’s acquisition of Alta and ProMed, the debt incurred by Prospect in connection with those acquisitions, and the ability of the Company to regain compliance with the AMEX’s continued listing requirements.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

####

Prospect Medical Holdings, Inc.

Condensed Consolidated Statements of Operations

($ in 000s, except per share data)

(unaudited)

	Three months ended March 31,		Six months ended March 31,
	2008	2007	2008	2007
Revenues:
Managed care revenues	$54,947	$33,327	$109,921	$68,155
Net patient revenues	32,396	—	59,682	—
Total revenues	87,343	33,327	169,603	68,155

Operating expenses:
Managed care cost of revenues	42,830	26,171	87,220	52,206
Hospital operating expenses	20,967	—	38,968	—
General and administrative	15,937	9,082	30,249	17,159
Depreciation and amortization	1,919	391	3,846	783
Total operating expenses	81,653	35,644	160,283	70,148

Operating income from unconsolidated joint venture	694	500	1,169	764
Operating income (loss)	6,384	(1,817)	10,489	(1,229)
Other income (expense):
Investment income	149	222	443	464
Interest expense and amortization of deferred financing costs	(5,383)	(234)	(9,679)	(502)
Loss on interest rate swaps	—	—	(877)	—
Total expense, net	(5,234)	(12)	(10,113)	(38)

Income (loss) before income taxes	1,150	(1,829)	376	(1,267)
Provision (benefit) for income taxes	419	(737)	137	(511)
Net income (loss) before minority interest	731	(1,092)	239	(756)
Minority interest	3	(1)	8	2
Net income (loss)	728	(1,091)	231	(758)
Dividend to preferred stockholders	(1,983)	—	(3,865)	—

Net loss attributable to common stockholders	$(1,255)	$(1,091)	$(3,634)	$(758)

Per share data:
Net loss per share attributable to common
stockholders – historical:
Basic	$(0.11)	$(0.14)	$(0.31)	$(0.10)
Diluted	$(0.11)	$(0.14)	$(0.31)	$(0.10)

Weighted average shares outstanding
Basic	11,783	7,695	11,748	7,482
Diluted	11,783	7,695	11,748	7,482

Prospect Medical Holdings, Inc.

Condensed Consolidated Balance Sheets

($ in 000s)

	March 31, 2008	September 30, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,639	$21,599
Investments, primarily restricted certificates of deposit	637	637
Patient accounts receivable, net of allowance for doubtful accounts of $4,510 and $4,447 at March 31, 2008 and September 30, 2007 2007 and September 30, 2007	19,431	15,840
Government program receivables	2,478	4,274
Risk pool receivables	185	179
Other receivables, net of allowances of $763 and $632 at March 31, 2008 and September 30, 2007	3,009	2,559
Notes receivable, current portion	60	59
Refundable income taxes	3,514	5,041
Deferred income taxes, net	3,395	3,395
Prepaid expenses and other current assets	4,980	3,816
Total current assets	61,328	57,399

Property, improvements and equipment:
Land and land improvements	18,499	18,493
Buildings	22,353	22,233
Leasehold improvements	2,203	2,013
Equipment	10,437	9,651
Furniture and fixtures	1,004	998
	54,496	53,388
Less accumulated depreciation and amortization	(6,815)	(5,094)
Property, improvements and equipment, net	47,681	48,294
Notes receivables, long term portion	415	490
Deposits and other assets	1,068	914
Deferred financing costs, net	6,323	7,431
Goodwill	129,117	129,122
Other intangible assets, net	49,864	51,989
Total assets	$295,796	$295,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other health care costs payable	$23,226	$22,639
Accounts payable and other accrued liabilities	12,235	14,972
Third-party settlements	939	1,034
Accrued salaries, wages and benefits	8,081	6,898
Current portion of capital leases	334	356
Current portion of long-term debt	10,750	8,000
Other current liabilities	5,624	1,251
Total current liabilities	61,189	55,150
Long-term debt, less current portion	136,250	138,750
Deferred income taxes	24,022	28,669
Malpractice reserve	664	645
Capital leases, net of current portion	629	644
Interest rate swap liability	10,716	1,934
Other long-term liabilities	232	232
Total liabilities	233,702	226,024
Minority interest	88	79
Total shareholders’ equity	62,006	69,536
Total liabilities and shareholders’ equity	$295,796	$295,639